Exhibit 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Senior Manager of Corporate PR	Charles Marentette, Senior Director of Investor Relations
(612) 291-6115 or kelly.groehler@bestbuy.com	(612) 291-6184 or charles.marentette@bestbuy.com

Muehlbauer Named Best Buy CFO

MINNEAPOLIS – April 21, 2008 – Best Buy Co., Inc. (NYSE: BBY) today announced that James Muehlbauer was named executive vice president – finance and chief financial officer on April 18, 2008. Muehlbauer, age 46, has been serving as Best Buy’s chief financial officer (interim) since Sept. 20, 2007.

“Throughout his tenure with the company, and especially since taking on the interim CFO role last fall, Jim has provided invaluable leadership to the company and to the finance team. He has helped build an organization with a reputation for sound financial operations, reporting transparency, strong internal controls and integrity. Jim has a deep understanding of our business and a strong point of view about creating shareholder value as we pursue growth,” said Brad Anderson, vice chairman and CEO of Best Buy.  “We conducted a lengthy and comprehensive external search process, during which we talked with a number of highly qualified candidates. It became increasingly clear, however, that Jim deserved to be at the top of the list.”

As CFO, Muehlbauer supports enterprise growth initiatives and leads Best Buy’s financial activities including decision support, strategic planning and performance management, accounting and reporting, investor relations, audit, tax and treasury functions for the $40 billion (fiscal 2008) international company.

Muehlbauer joined Best Buy in 2002. He was named senior vice president and CFO of Best Buy’s U.S. business in 2006. As U.S. CFO, he provided strategic leadership and led financial activities supporting Best Buy’s retail, merchandising, marketing, supply chain and real estate capabilities. In addition, he oversaw enterprise strategic planning and performance management, accounting and investor relations activities. His previous roles at Best Buy included senior vice president – finance, and vice president and chief financial officer – Musicland, a $1.7 billion specialty retailer of entertainment products.

Prior to joining Best Buy, Muehlbauer spent ten years with The Pillsbury Company, where he held senior-level management positions, including vice president and worldwide controller, vice president of finance – supply chain, divisional finance director, director of mergers and acquisitions and director of audit. He began his career at Coopers & Lybrand LLP, and held various senior positions over eight years in the firm’s business investigation services and audit practice.

A native of Minnesota, Muehlbauer is a CPA (inactive) and holds a bachelor’s degree in accounting from St. Cloud State University.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE:BBY) operates a global portfolio of brands with a commitment to growth and innovation.  Our employees strive to provide customers around the world with superior experiences by responding to their unique needs and aspirations.  We sell consumer electronics, home-office products, entertainment software, appliances and related services through nearly 1,300 retail stores across the United States, throughout Canada and in China. Our multi-channel operations include: Best Buy (BestBuy.com, BestBuy.ca and BestBuy.com.cn), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca), Pacific Sales Kitchen and Bath Centers (PacificSales.com), Magnolia Audio Video (Magnoliaav.com), Jiangsu Five Star Appliance Co. (Five-Star.cn) and Speakeasy (Speakeasy.net). Best Buy supports the communities in which its employees work and live through volunteerism and grants that benefit children and education.

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